Exhibit 99.1

ACCELRYS ANNOUNCES FISCAL THIRD QUARTER 2008

FINANCIAL RESULTS

Platform Growth Strategy Gaining Momentum

San Diego, February 5, 2008 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for its fiscal third quarter ended December 31, 2007.

“During our fiscal third quarter, we made significant progress on the execution of our strategy to increase usage of our scientific operating platform in order to deliver scientific business solutions,” said Mark Emkjer, Accelrys’ President and Chief Executive Officer. “Although revenue is down from the prior year quarter, orders for our scientific operating platform increased substantially. Our clients see the value of our platform and solutions, and as such, many have enhanced our platform’s footprint within their organizations. In fact, in this quarter, two of the largest pharmaceutical companies have significantly increased their investments in our platform – a true testament to our growth strategy.”

Financial Results:

Revenue for the quarter ended December 31, 2007 was $19.6 million, compared to revenue of $20.7 million for the same quarter of the previous fiscal year. The decrease in revenue resulted from lower overall order intake over the prior four quarters and a one-time service revenue benefit of $0.3 million that occurred in the third quarter of our prior fiscal year. The reduced order intake in prior quarters resulted primarily from decreased orders of our de-emphasized products, partially offset by continued growth in the sales of solutions and services related to the Company’s scientific operating platform.

Non-GAAP operating loss was $0.5 million for the current quarter compared to $0.2 million non-GAAP operating income in the same quarter of the previous fiscal year. On a GAAP basis, the operating loss for the current quarter was $2.0 million, compared to a GAAP operating loss of $1.5 million for the same quarter of the previous fiscal year. The increased operating loss on both a GAAP and non-GAAP basis is attributable to a combination of reduced revenues and increased sales and marketing expenses, partially offset by lower product development costs and general administrative expenses. In addition, the GAAP operating loss for the prior year included $0.3 million of non-recurring restructuring charges. The Company typically receives more than 40% of its orders for the year in its fiscal third quarter. Because the Company recognizes revenue on a ratable basis, while expensing royalties and commissions on order intake, it has incurred a significant portion of its royalty and commission expenses in this fiscal third quarter.

Non-GAAP net income was $0.2 million or $0.01 per share, for the current quarter, compared to non-GAAP net income of $0.6 million, or $0.02 per share, for the same quarter of the previous fiscal year. On a GAAP basis, the Company reported a net loss of $1.2 million, or $0.05 per share, for the current quarter, as compared to the GAAP net loss of $1.1 million, or $0.04 per share, for the same quarter of the previous fiscal year. The results, on both a GAAP and non-GAAP basis, reflected lower revenues in the current quarter offset by both the savings realized in operating income noted above and increased interest and other income due to favorable fluctuations in foreign currencies and higher interest rates and cash balances in this quarter versus the third quarter of the prior year.

Exhibit 99.1

At December 31, 2007, the Company had total cash, cash equivalents, restricted cash and marketable securities of $65.8 million, an increase of $5.8 million from December 31, 2006.

Recent Financial, Business and Product Development Highlights:

•

Released SciTegic Pipeline Pilot™ Student Edition software, a free stand-alone version of the Accelrys scientific operating platform, which will enable academic researchers to create scientific software applications, integrate their scientific code and share their innovations within the academic and commercial scientific community.

•

Released the Advanced Imaging Collection for SciTegic Pipeline Pilot™, an extensive ensemble of image processing and analysis tools in a user-friendly environment that will allow drug discovery researchers to improve accuracy and throughput.

•	Released the Gene Expression Collection for SciTegic Pipeline Pilot to enable easy processing, analysis, exploration and reporting of genomic data.

•

Established a collaborative development agreement with three of the top 10 pharmaceutical companies to develop a solution for the identification, registration, storage, searching and Intellectual Property (IP) protection of biological entities.

•

Appointed Bill Stevens as Vice President, Life Science Industry. Mr. Stevens joins the company from Cognos Corporation, one of the leading business intelligence vendors, where he was responsible for the development and execution of the marketing & sales strategy for the global life sciences market.

Non-GAAP Financial Measures:

This press release describes financial measures for operating income (loss), net income (loss), and net income (loss) per share that exclude stock-based compensation expense, amortization of purchased intangible assets, restructuring charges and costs incurred in the prior year to complete the Company’s restatement. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

Exhibit 99.1

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, including footnotes):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
GAAP Operating income (loss)	$(1,984)	$(1,484)	$100	$(1,056)
Stock-based compensation expense[1]	1,074	1,004	2,943	3,344
Purchased intangible asset amortization[2]	381	384	1,144	1,152
Restructuring charges[3]	22	252	47	252
Restatement-related costs[3]	—	—	—	493

Non-GAAP Operating income (loss)	$(507)	$156	$4,234	$4,185

GAAP Net income (loss)	$(1,231)	$(1,081)	$1,828	$(475)
Stock-based compensation expense	1,074	1,004	2,943	3,344
Purchased intangible asset amortization	381	384	1,144	1,152
Restructuring charges[3]	22	252	47	252
Restatement-related costs[3]	—	—	—	493

Non-GAAP Net income	$246	$559	$5,962	$4,766

GAAP Basic and diluted net income (loss) per share	$(0.05)	(0.04)	$0.07	$(0.02)
Stock-based compensation expense	0.04	0.04	0.11	0.13
Purchased intangible asset amortization	0.02	0.01	0.04	0.04
Restructuring charges[3]	—	0.01	—	0.01
Restatement-related costs[3]	—	—	—	0.02

Non-GAAP Basic and diluted net income per share	$0.01	$0.02	$0.22	$0.18

[1]	Stock-based compensation expense is included in our condensed consolidated statement of operations as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Cost of revenue	$83	$90	$248	$245
Product development	250	236	707	977
Sales and marketing	253	211	704	590
General and administrative	488	467	1,284	1,532

Total stock-based compensation expense	$1,074	$1,004	$2,943	$3,344

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our condensed consolidated statement of operations.
[3]	Restructuring charges and restatement-related costs are included in the general and administrative expenses line in our condensed consolidated statement of operations.

Exhibit 99.1

Conference Call Details:

At 5:00 p.m. ET today, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (800) 659-1942 (+(617) 614-2710 outside the United States) and enter the access code, 83807253, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (888) 286-8010 (+1 (617) 801-6888 outside the United States) and entering access code, 72072103, beginning 7:00 p.m. ET on February 5, 2008 through 5:00 p.m. ET on May 5, 2008.

About Accelrys:

Accelrys develops and commercializes scientific business intelligence software for the integration, mining, analysis, modeling and simulation, management and interactive reporting of scientific data. Our solutions are used by biologists, chemists, materials scientists, and information technology professionals for product design and drug discovery and development. Our technology and services are designed to meet the needs of today’s leading research and development organizations including leading commercial, government and academic organizations. Many of the largest pharmaceutical, biotechnology, chemical, and petroleum companies worldwide use our solutions. Accelrys is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the impact of the Company’s relationship with Agilent Technologies and the growth of the Company, are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results or growth plans, that the Company’s competitive position will not improve, and/or that such growth will not occur due to, among other possibilities, a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

Exhibit 99.1

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Revenue	$19,566	$20,684	$59,329	$61,066
Cost of revenue	4,074	4,264	11,028	11,457

Gross profit	15,492	16,420	48,301	49,609

Operating expenses:
Product development	4,497	4,697	13,101	14,739
Sales and marketing	9,564	8,878	24,244	22,512
General and administrative	3,393	4,077	10,809	13,162
Restructuring charges	22	252	47	252

Total operating expenses	17,476	17,904	48,201	50,665

Operating income (loss)	(1,984)	(1,484)	100	(1,056)
Interest and other income, net	839	601	2,534	1,445

Income (loss) before taxes	(1,145)	(883)	2,634	389
Income tax expense	86	198	806	864

Net income (loss)	$(1,231)	$(1,081)	$1,828	$(475)

Basic and diluted net income (loss) per share	$(0.05)	$(0.04)	$0.07	$(0.02)

Weighted average shares used to compute basic and diluted net income (loss) per share
Basic	26,744	26,387	26,671	26,297
Diluted	26,744	26,387	27,168	26,297

Exhibit 99.1

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2007	March 31, 2007
Assets
Cash and marketable securities[1]	$65,817	$70,757
Trade receivables, net	29,473	18,617
Other assets, net[2]	57,891	65,227

Total assets	$153,181	$154,601

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	14,826	21,136
Total deferred revenue[3]	54,988	56,133
Noncurrent liabilities, excluding deferred revenue	8,140	8,342
Total stockholders’ equity	75,227	68,990

Total liabilities and stockholders’ equity	$153,181	$154,601

1Cash, cash equivalents, and marketable securities consist of the following line items in our condensed consolidated balance sheet: Cash and cash equivalents; Marketable securities; and Restricted cash and marketable securities

2Other assets, net, consists of the following line items in our condensed consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; Other assets

3Total deferred revenue consists of the following line items in our condensed consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion